Exhibit 107

CALCULATION OF FILING FEE TABLE

Form F-3ASR

(Form Type)

Melco Resorts & Entertainment Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Equity	Ordinary Shares, par value $0.01 per share(1)(2)	457(r)	(3)	(3)	(3)	(4)	(4)

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts				—	(3)	—	(3)

	Total Fees Previously Paid				—	—	—	—

	Total Fee Offsets				—	—	—	—

	Net Fee Due				—	(3)	—	(3)

(1)

The ordinary shares may be represented by American depositary shares (“ADSs”), each of which represents three ordinary shares. The Registrant’s ADSs evidenced by American depositary receipts issuable on deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (333-139159).

(2)

Includes securities initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public. These securities are not being registered for the purposes of sales outside of the United States.

(3)	An indeterminate aggregate number of securities is being registered as may from time to time be sold at indeterminate prices.
(4)	The Registrant is deferring payment of all of the registration fee in reliance upon Rules 456(b) and 457(r) under the Securities Act.